Exhibit 5.2

January 29, 2014

The Board of Directors

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, MA 01701

HeartWare International, Inc.

50,330 Shares of Common Stock

Ladies and Gentlemen:

As Senior Vice President of and General Counsel to HeartWare International, Inc., a Delaware corporation (the “Company”), I am familiar with (i) the automatic shelf registration statement on Form S-3ASR filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”); (ii) the base prospectus, dated the date hereof, forming a part of the Registration Statement with respect to the offering from time to time of the Company’s common stock, preferred stock, debt securities, warrants and units generally, which is included as part of the Registration Statement at the time it is declared effective on the date hereof (the “Base Prospectus”); and (iii) the prospectus supplement, dated the date hereof, relating to the resale by the selling stockholder named therein of 50,330 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Prospectus Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement, in the form first filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated or deemed to be incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

In that connection, I have reviewed originals or copies of the following documents:

(a)	Resolutions adopted by the Board of Directors of the Company on September 20, 2012 and November 7, 2012;

(b)	The Patent Assignment and License Agreement, dated as of December 28, 2012, by and among HeartWare, Inc., a wholly owned subsidiary of the Company, SCR, Inc. and Paul A. Spence;

(c)	The Registration Statement;

(d)	The Prospectus;

(e)	The certificate of incorporation and the by-laws of the Company, each as amended through the date hereof; and

(f)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as I have deemed necessary as a basis for the opinion expressed below.

Based upon the foregoing and upon such other investigation as I have deemed necessary and subject to the qualifications set forth below, I am of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

My opinion set forth above is limited to the General Corporation Law of the State of Delaware and I do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

I hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof, to the incorporation of this opinion letter into the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lawrence J. Knopf
Lawrence J. Knopf
Senior Vice President and General Counsel
HeartWare International, Inc.